PROTON LABORATORIES, INC.

(FORMERLY KNOWN AS BENTLEYCAPITALCORP.COM INC.)

GETS NEW STOCK TRADING SYMBOL OF "PLBI" ON THE OTCBB.

ALAMEDA, Calif., April 15, 2004 (BUSINESS WIRE) -- Proton Laboratories, Inc. (formerly known as BentleyCapitalCorp.com Inc.) has a new stock trading symbol
of  "PLBI"  on  the  OTCBB.   The  former  stock  symbol  was  "BCPC."

About  Proton  Laboratories,  Inc.

Proton Laboratories, Inc. is a biotech company that markets residential and commercial "functional water systems." Functional water is water that has been processed through an electrolytic ion separation process or electrolysis process. Functional water systems restructure tap water into one type of water that is alkaline in concentration and one type of water that is acidic in concentration. Functional water systems have applications in a variety of industries, such as agriculture, organic agriculture, food processing, medicine, dentistry, heavy industry, mining, environmental clean-up and beverages. Water with smaller clusters of molecules has a lower surface tension that may improve hydrating, permeating and solubility properties. These properties may enhance the overall functional effectiveness of water. The separation of the alkaline and acidic properties found in water provides the water with functional abilities. For example, functional acidic water has disinfecting abilities to meet a wide array of disinfecting requirements in food processing procedures. Functional alkaline water makes an excellent drinking water due to improved hydration. Proton Laboratories, Inc.'s Web site is www.protonlabs.com.

The benefits of functional electrolyzed water comes from the changes in pH, oxidation reduction potential, dissolved oxygen and energy measured in levels of ionic product of the water. The restructuring process alters these parameters to create a water medium that is highly effective in obtaining desired functional results.

Forward-Looking  Statements:

This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause Proton Laboratories, Inc.'s actual results to differ materially from those indicated in this press release include market acceptance of our products and our functional water technology, competition, funding and regulatory compliance. Proton Laboratories, Inc. has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

SOURCE:           Proton Laboratories, Inc.
CONTACT:          Proton Laboratories, Inc.
                  Edward Alexander, 510-865-6412 (President) advanced.h2o@worldnet.att.net www.protonlabs.com


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